Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2024 (except for the last paragraph of Note 1, as to which the date is October 23, 2024) with respect to the consolidated financial statements of Reneo Pharmaceuticals, Inc. included in the Registration Statement (Form S-1) and related Prospectus of OnKure Therapeutics, Inc. (formerly Reneo Pharmaceuticals, Inc.) for the registration of 2,938,005 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California
October 23, 2024